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                                                                    EXHIBIT 3(i)



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 ERGOBILT, INC.


                                  ARTICLE ONE

       ErgoBilt, Inc. (the "Corporation"), pursuant to the provisions of
Article 4.07 of the Texas Business Corporation Act (the "Act"), hereby adopts Restated Articles of Incorporation ("Restated Articles") which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and such Restated Articles of Incorporation contain no change in any provision thereof.

                                  ARTICLE TWO

       The Restated Articles were adopted by resolution of the Board of Directors of the Corporation on December 6, 1996.

                                 ARTICLE THREE

       The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles which accurately copy the entire text thereof:

                                  ARTICLE ONE

              The name of the Corporation is ErgoBilt, Inc.

                                  ARTICLE TWO

              The period of its duration is perpetual.

                                 ARTICLE THREE

              The purpose or purposes for which the Corporation is organized are: the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

              The Corporation is authorized to issue two classes of capital stock, to be designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is Twenty Million (20,000,000) shares, par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000) shares, par value $0.01 per share.

              The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized, at any time and from time to time, to fix, by resolution or
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       resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:

                     (a) the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof if different from the par value thereof;

                     (b) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may (i) be general or limited, (ii) subject to applicable law or regulation, including, without limitation, the rules of any securities exchange on which securities of any class of the Corporation may be listed, permit more than one vote per share, or (iii) vary among stockholders of the same class based upon such factors as the Board of Directors may determine including, without limitation, the size of a stockholder's position and/or the length of time with respect to which such position has been held;

                     (c) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

                     (d) whether the shares of such class or series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

                     (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                     (f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                     (g) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities (including Common Stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of





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              adjusting the same, and any other terms and conditions of
              conversion or exchange;

                     (h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

                     (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

                     (j) the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

                     (k) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Amendment to the Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of Texas.

                                  ARTICLE FIVE

              The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand ($1000.00), consisting of money, labor done, or property received, which sum is not less than One Thousand and No/100 Dollars ($1,000.00).

                                  ARTICLE SIX

              The address of its initial registered office is 5000 Quorum, Suite 147, Dallas, Texas 75240, and the name of its initial registered agent at such address is Gerald McMillan.

                                 ARTICLE SEVEN

              The names and addresses of the members of the Board of Directors are:

                     1.     Gerard Smith, 5000 Quorum, Suite 147, Dallas, Texas
                            75240

                     2. Gerald McMillan, 5000 Quorum, Suite 147, Dallas, Texas 75240





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                                 ARTICLE EIGHT

              8.1. NUMBER OF DIRECTORS. The Board of Directors of the Corporation shall consist of not less than five (5) and not more than nine (9) persons. A director need not be a resident of the State of Texas or a shareholder of the Corporation. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors.

              8.2 TERM OF OFFICERS. Directors shall be elected to serve for a term to expire at the next succeeding Annual Meeting of Shareholders after their election.

              8.3. NEWLY CREATED DIRECTORSHIPS. A directorship created by reason of an increase in the number of directors may be filled: (i) by an election at an Annual or Special Meeting of the Shareholders called for that purpose; or (ii) by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided, however that the Board of Directors may not fill more than two such directorships during the period between any two successive Annual Meetings of the Shareholders.

                                  ARTICLE NINE

              Special meetings of the shareholders of the Corporation may be called only by: (i) the Chairman of the Board of Directors,(ii)the President, (iii) any two (2) members of the Board of Directors, or (iv) shareholders holding at least fifty percent (50%) of all the outstanding shares of the Corporation entitled to vote at the proposed special meeting.

                                  ARTICLE TEN

              Any action required or permitted to be taken by the shareholders of the Corporation must be effected at an annual or special meeting of the shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

                                 ARTICLE ELEVEN

              A director, duly appointed or elected to the Board of Directors, may be removed only for cause by the affirmative vote of a majority of the members of the Board of Directors exclusive of the member whose removal is sought. Shareholders may remove a director for cause only at a special meeting called for such purpose and only upon the affirmative vote of shareholders holding more than fifty percent (50%) of the stock entitled to vote at such special meeting.





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                                 ARTICLE TWELVE

              The Corporation shall indemnify, to the fullest extent permitted by, and in the manner permitted under, the Act, any person who was, is, or is threatened to be made, a named defendant or respondent in a "proceeding" (as defined in Article 2.02-1 of the Act) because the person is or was a director of the Corporation. The Corporation shall similarly indemnify any officer, key employees or consultants of the Corporation who are made a party to a proceeding by reason of the fact that he is or was an officer, key employee or consultant of the Corporation. The provisions of this Article Twelve shall be applicable to persons who have ceased to be directors, officers, key employees or consultants of the Corporation and shall inure to the benefit of their heirs, executors, and administrators.

              The personal liability of a director to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director is hereby eliminated to the fullest extent permitted under applicable law. The terms of the preceding sentence, however, shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or knowing violation of law, (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

                                ARTICLE THIRTEEN

              The Bylaws of the Corporation may be amended only upon the affirmative vote of two-thirds of the members of the Board of Directors then in office or upon the affirmative vote of two-thirds of the issued and outstanding shares of this Corporation entitled to vote.

                                ARTICLE FOURTEEN

              Cumulative voting is expressly prohibited. Each shareholder holding shares entitled to vote at the election of the directors shall only have the right to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected and for whose election such shareholder has a right to vote.





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              IN WITNESS WHEREOF, the undersigned has caused these Restated
       Articles of Incorporation to be executed by the Secretary of the Corporation on December 6, 1996.



                                      ErgoBilt, Inc.

                                      By: /s/ P. MICHAEL SULLIVAN
                                          --------------------------------------
                                          P. Michael Sullivan, Secretary





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